December 2015

Pricing Sheet dated December 21, 2015 relating to

Preliminary Terms No. 526 dated December 17, 2015

Registration Statement No. 333-199966

Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. and International Equities

Auto-Callable Trigger PLUS Based on the Performance of an Equally Weighted Basket of Two Indices due December 27, 2018

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS — December 21, 2015
Issuer:	JPMorgan Chase & Co.
Basket:	Underlying indices	Bloomberg ticker symbol	Basket weighting
	S&P 500® Index (the “SPX Index”)	SPX	1/2
	EURO STOXX 50® Index (the “SX5E Index”)	SX5E	1/2
We refer to the SPX Index and the SX5E Index as the underlying indices.
Aggregate principal amount:	$21,750,000
Early redemption:	If, on the call observation date, the closing value of the basket is greater than or equal to the redemption threshold level, the Auto-Callable Trigger PLUS will be automatically redeemed for the early redemption payment on the third business day following the call observation date. No further payments will be made on the Auto-Callable Trigger PLUS once they have been redeemed. In addition, if the Auto-Callable Trigger PLUS are automatically redeemed prior to maturity, you will not benefit from the leverage feature that applies to the payment at maturity if the final basket value is greater than the initial basket value. Moreover, the early redemption payment will be significantly less than the payment at maturity you would receive for the same level of appreciation of the basket had the Auto-Callable Trigger PLUS not been automatically redeemed and instead remained outstanding until maturity.
Payment at maturity:	If the Auto-Callable Trigger PLUS have not been automatically redeemed prior to maturity and the final basket value is greater than the initial basket value, for each $10 stated principal amount Auto-Callable Trigger PLUS,
$10 + leveraged upside payment
If the Auto-Callable Trigger PLUS have not been automatically redeemed prior to maturity and the final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level, for each $10 stated principal amount Auto-Callable Trigger PLUS,
$10
If the Auto-Callable Trigger PLUS have not been automatically redeemed prior to maturity and the final basket value is less than the trigger level, for each $10 stated principal amount Auto-Callable Trigger PLUS
$10 × basket performance factor
This amount will be less than the stated principal amount of $10 per Auto-Callable Trigger PLUS and will represent a loss of more than 15% and possibly all of your investment.
Stated principal amount:	$10 per Auto-Callable Trigger PLUS
Issue price:	$10 per Auto-Callable Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	December 21, 2015
Original issue date (settlement date):	December 28, 2015
Call observation date:	June 21, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” in the accompanying product supplement no. 4a-I
Valuation date:	December 21, 2018, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” in the accompanying product supplement no. 4a-I
Maturity date:	December 27, 2018, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Auto-Callable Trigger PLUS	$10.00	$0.175(2)	$9.80
$0.025(3)
Total	$21,750,000.00	$435,000.00	$21,315,000.00

(1)	See “Additional Information about the Auto-Callable Trigger PLUS — Supplemental use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the Auto-Callable Trigger PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.175 per $10 stated principal amount Auto-Callable Trigger PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.025 for each $10 stated principal amount Auto-Callable Trigger PLUS

The estimated value of the Auto-Callable Trigger PLUS on the pricing date as determined by JPMS was $9.786 per $10 stated principal amount Auto-Callable Trigger PLUS. See “Additional Information about the Auto-Callable Trigger PLUS — JPMS’s estimated value of the Auto-Callable Trigger PLUS” in the accompanying preliminary terms for additional information.

The Auto-Callable Trigger PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Auto-Callable Trigger PLUS” in the accompanying preliminary terms.

Preliminary terms no. 526 dated December 17, 2015: http://www.sec.gov/Archives/edgar/data/19617/000089109215010744/e64735fwp.htm

Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively,

the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.

Trigger PLUS Based on the Performance of an Equally Weighted Basket of Two Indices due December 27, 2018

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Redemption threshold level:	127, which is equal to 127% of the initial basket value
Early redemption payment:	$12.70 per Auto-Callable Trigger PLUS
Leveraged upside payment:	$10 × leverage factor × basket percent increase
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	The closing value of the basket on the valuation date
Trigger level:	85, which is equal to 85% of the initial basket value
Leverage factor:	150%
Basket performance factor:	final basket value / initial basket value
Closing value of the basket:	The closing value of the basket on the valuation date will be calculated as follows: 100 × [1 + sum of (index return of each underlying index × basket weighting of that underlying index)]
Index return:	With respect to each underlying index: (final index value – initial index value) initial index value
Initial index value:	With respect to each underlying index, the closing level of that underlying index on the pricing date, which was 2,021.15 for the S&P 500® Index and 3,213.01 for the EURO STOXX 50® Index
Final index value:	With respect to each underlying index, the closing level of that underlying index on the valuation date
CUSIP / ISIN:	48128A764 / US48128A7643
Listing:	The Auto-Callable Trigger PLUS will not be listed on any securities exchange.

December 2015	Page 2